INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
1st Bergen Bancorp and Subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 401(k) Profit Sharing Plan & Trust for South Bergen Savings Bank of our report dated October 28, 1996 relating to the consolidated statements of financial condition of 1st Bergen Bancorp and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 Annual Report on Form 10-K of 1st Bergen Bancorp and Subsidiaries. Our report refers to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in fiscal 1995.



KPMG Peat Marwick LLP
Short Hills, New Jersey
December 19, 1997